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Exhibit 12

GTE Southwest Incorporated
STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)

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
                                                                     Nine Months Ended
                                                                    September 30, 1997
                                                                   ---------------------

Net earnings available for fixed charges:
  Income from continuing operations                                $             230,596
  Add - Income taxes                                                             118,717
      - Fixed charges                                                             49,334
                                                                   ---------------------
Adjusted earnings                                                  $             398,647
                                                                   =====================

Fixed charges:
  Interest expense                                                 $              46,046
  Portion of rent expense
      representing interest                                                        3,288
                                                                   ---------------------
Adjusted fixed charges                                             $              49,334
                                                                   =====================

RATIO OF EARNINGS TO FIXED CHARGES                                                  8.08
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